EXHIBIT 4.22

INVESTMENT AGREEMENT AND OTHER COVENANTS

entered into by and among, on the one hand,

Aguassanta Investimentos S.A. and

Queluz Holding Limited

and, on the other hand,

Classe Única BTG Pactual Infraestrutura III Fundo De Investimento Em
Participações Multiestratégia,

Classe Única Fundo de Investimento em Participações BPAC3 - Multiestratégia
Responsabilidade Limitada, and

Perfin Rally Fundo de Investimento em Participações Multiestratégia
Responsabilidade Limitada

and, further, as intervening consenting parties,

Cosan S.A.

Aguassanta Um Participações S.A.

São Paulo, September 21, 2025

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Schedules

Schedule	Description
Schedule A	SHAREHOLDERS’ AGREEMENT OF THE NEW HOLDING COMPANY
Schedule B	DEFINITIONS
Schedule 2.1.2	ALLOCATION OF THE INVESTMENT AMONG THE INVESTORS IN THE NEW HOLDING COMPANY
Schedule 2.2	KEY TERMS OF THE INITIAL PUBLIC OFFERING
Schedule 2.2.8	KEY TERMS OF THE DISTRIBUTION PLAN FOR THE INITIAL PUBLIC OFFERING
Schedule 2.6	KEY TERMS OF THE SECOND PUBLIC OFFERING
Schedule 3.1(i)	MATTERS TO BE RESOLVED AT THE EXTRAORDINARY SHAREHOLDERS’ MEETING OF THE TRANSACTION
Schedule 5.1.7	LIST OF REFERENCE FORMS
Schedule 5.1.9	LIST OF SECURITIES OR INSTRUMENTS CONVERTIBLE INTO SHARES
Schedule 8.2	FORM OF THE COMPANY’S MATERIAL FACT NOTICE

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INVESTMENT AGREEMENT AND OTHER COVENANTS

This Investment Agreement and Other Covenants (this “Agreement”) is entered into by and among the following parties:

I. on the one hand:

(i) Aguassanta Investimentos S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil, with its principal place of business in the City of Piracicaba, State of São Paulo, at Avenida Cezira Giovanoni Moretti, No. 955, 2nd floor, Suite 11, Loteamento Santa Rosa, ZIP Code 13.414-157, enrolled with the Brazilian Corporate Taxpayers’ Registry (CNPJ/MF) under No. 34.699.984/0001-62, herein represented in accordance with its bylaws (“Aguassanta Investimentos”); and

(ii) Queluz Holding Limited, a company organized under the laws of the British Virgin Islands, with its registered office in the City of Tortola, at Mercy Building, 2nd floor, enrolled with the CNPJ/MF under No. 15.157.585/0001-25 (“Queluz” and, together with Aguassanta Investimentos, the “Aguassanta Holdings”);

II. and, on the other hand:

(iii) Classe Única BTG Pactual Infraestrutura III Fundo de Investimento em Participações Multiestratégia, a single-class Brazilian private equity investment fund (fundo de investimento em participações) with its registered office in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, No. 501, 5th floor (part), Botafogo, ZIP Code 22.250-040, enrolled with the CNPJ/MF under No. 52.363.509/0001-00, herein represented by its manager, BTG PACTUAL GESTORA DE RECURSOS LTDA., a limited liability company with its principal place of business in the City of São Paulo, State of São Paulo, at Av. Brigadeiro Faria Lima, No. 3,477, 14th floor (part), Itaim Bibi, ZIP Code 04538-133, enrolled with the CNPJ/MF under No. 09.631.542/0001-37 (“BTG Manager” and “FIP Infra III”, respectively);

(iv) Classe Única Fundo de Investimento em Participações BPAC3 - Multiestratégia Responsabilidade Limitada, a single-class Brazilian private equity investment fund (fundo de investimento em participações) with its registered office in the City of Rio de Janeiro, State of Rio de Janeiro, at Praia de Botafogo, No. 501, 5th floor (part), Botafogo, ZIP Code 22.250-040, enrolled with the CNPJ/MF under No. 13.883.056/0001-83, herein represented by its manager, BTG Manager, in accordance with its regulations (“FIP BPAC 3” and, together with FIP Infra III, the “BTG Vehicles”); and

(v) Perfin Rally Fundo de Investimento em Participações Multiestratégia Responsabilidade Limitada, a private equity investment fund (fundo de investimento em participações), enrolled with the CNPJ/MF under No. 62.812.660/0001-24, in accordance with its regulations, herein represented by its manager, Perfin Infra Administração de Recursos Ltda., enrolled with the CNPJ/MF under No. 04.232.804/0001-77, duly authorized to provide portfolio management services pursuant to Declaratory Act No. 7,627, dated February 4, 2004 (“Perfin Manager”), in accordance with its regulations (“FIP Perfin Rally” and, together with the BTG Vehicles, the “Investors”);

IIII. and, further, as intervening and consenting parties, each expressly acknowledging and agreeing to be bound by all terms and conditions of this Agreement applicable to it, including the arbitration clause set forth in Clause 9.10:

(vi) Cosan S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil, with its registered office in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, No. 4,100, 16th floor, Suite 1, Itaim Bibi, ZIP Code 04538-132, enrolled with the Brazilian Corporate Taxpayers’ Registry (CNPJ/MF) under No. 50.746.577/0001-15, herein represented in accordance with its bylaws (the “Company”);

(vii) Aguassanta Um Participações S.A., a corporation (sociedade anônima) organized under the laws of the Federative Republic of Brazil, with its registered office at Avenida Brigadeiro Faria Lima, No. 4,100, 16th floor, Suite 30, Itaim Bibi, in the City and State of São Paulo, ZIP Code 04538-132, enrolled with the CNPJ/MF under No. 62.330.590/0001-78 (the “New Holding Company”);

(the Aguassanta Holdings, the Investors, the Company and the New Holding Company are hereinafter referred to collectively as the “Parties” and, individually, as a “Party”).

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Recitals

(i) WHEREAS, the Company and the Aguassanta Holdings are taking all necessary actions to carry out two primary public offerings of common shares issued by the Company: (a) the first, as an Issuer with Broad Market Exposure – EGEM (Emissora com Grande Exposição ao Mercado – EGEM), in accordance with CVM Resolution No. 160/22, pursuant to the terms set forth herein (the “First Public Offering”), and (b) the second, in the form of a primary public offering of common shares issued by the Company, with subscription priority granted to shareholders holding shares issued by the Company as of September 19, 2025, in accordance with CVM Resolution No. 160/22 and pursuant to the terms set forth herein (the “Second Public Offering” and, together with the First Public Offering, the “Public Offerings”);

(ii) WHEREAS, the First Public Offering will be structured as a primary distribution of 1,450,000,000 (one billion, four hundred fifty million) shares (the “First Base Offering”), which may be increased by up to 25% (twenty-five percent), corresponding to 362,500,000 (three hundred sixty-two million, five hundred thousand) additional shares, in accordance with applicable Law, in the event the Company, together with its financial advisors, determines that there is excess demand in the investor market, in which case an additional allotment option (greenshoe) may be exercised, subject to the terms and conditions to be established in connection with the First Public Offering;

(iii) WHEREAS, the Second Public Offering will be structured as a primary distribution of, subject to the potential adjustment set forth in this Agreement, 187,500,000 (one hundred eighty-seven million, five hundred thousand) shares (the “Second Base Offering”), which may be increased by up to 193.3% (one hundred ninety-three and three-tenths percent), corresponding to 362,500,000 (three hundred sixty-two million, five hundred thousand) additional shares, in accordance with applicable Law, in the event the Company, together with its financial advisors, determines that there is excess demand in the investor market, in which case an additional allotment option (greenshoe) may be exercised, subject to the terms and conditions to be established in connection with the Second Public Offering, provided that the aggregate number of shares in the Public Offerings shall not exceed the maximum set forth in Clause 2.7 below;

(iv) WHEREAS, the First Public Offering may, at the discretion of the Parties, include a primary offering of American Depositary Shares (“ADSs”) in compliance with applicable rules governing offshore placements. If the Parties elect to conduct such offering, the Company shall comply, and the Aguassanta Holdings shall cause the Company to comply, with all applicable rules and regulations issued by any governmental authority of the United States of America, as well as any rules of the New York Stock Exchange (NYSE);

(v) WHEREAS, subject to the terms and conditions of this Agreement, the Aguassanta Holdings and the Investors agree to make (and/or, in the case of the Investors, to cause their respective Investment Vehicles to make), through the New Holding, an investment in the Company by subscribing for and paying in common shares issued by the Company (the “Shares”), to be settled in the First Public Offering at the Anchor Price, in accordance with the terms and conditions set forth herein;

(vi) WHEREAS, in order to comply with operational requirements of B3 relating to the delivery of Shares in connection with the First Public Offering, the Investors shall participate in the First Public Offering exclusively through the New Holding; and

(vii) WHEREAS, the Aguassanta Holdings and the Investors (and/or, in the case of the Investors, their respective Investment Vehicles) shall enter into a shareholders’ agreement with respect to the New Holding, substantially in the form attached hereto as Schedule A (the “New Holding Shareholders’ Agreement” or the “Shareholders’ Agreement”), upon consummation of the Investment, in accordance with the terms set forth herein.

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NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

CHAPTER I – DEFINITIONS AND RULES OF INTERPRETATION

1. DEFINITIONS

1.1. Definitions. Capitalized terms used in this Agreement shall have the meanings ascribed to them in Schedule B, notwithstanding other terms defined elsewhere in this Agreement.

1.2. Investor Investment Vehicles. For purposes of this Agreement, all references to an Investor shall be deemed to include its respective Investment Vehicles.

1.3. Rules of Interpretation. In this Agreement, unless otherwise expressly provided:

1.3.1. Headings and titles. The headings and titles in this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

1.3.2. References to this Agreement. References in this Agreement to any Article, Clause or Schedule shall be deemed to refer to an Article, Clause or Schedule of this Agreement.

1.3.3. References to Documents. References to any document or instrument shall include all amendments, supplements, modifications, restatements, replacements and extensions thereof, unless otherwise expressly provided.

1.3.4. References to Law. References to any provision of Law shall be deemed to refer to such provision as amended, supplemented, consolidated, restated or replaced from time to time, and shall include any successor provisions, as well as any rules, regulations or other legal instruments issued thereunder.

1.3.5. References to Persons. References to any Person shall include such Person’s successors, heirs and permitted assigns.

1.3.6. “Including.” The terms “including,” “include,” “includes” and similar expressions shall be deemed to be followed by the phrase “without limitation.”

1.3.7. “Hereof,” “Herein,” etc. The terms “hereof,” “herein,” “hereunder” and similar expressions shall refer to this Agreement as a whole (including its Schedules) and not to any particular provision hereof, unless the context otherwise requires. References to any Clause shall include its subsections, unless otherwise expressly provided.

1.3.8. “Or.” The term “or” shall be interpreted as “and/or” and, accordingly, shall not be interpreted as exclusive.

1.3.9. Defined Terms. Defined terms shall apply equally to the singular and plural forms of such terms and to any gender. Such definitions shall also apply to derivative forms of the defined terms.

1.3.10. References to Days. Any reference to a “day” or “days” (without express reference to “Business Days”) shall mean calendar days and not Business Days.

1.3.11. Computation of Time. All time periods set forth herein shall be computed in accordance with Article 132 of the Brazilian Civil Code, excluding the day on which the period begins and including the day on which it ends. If any action is required to be taken on a specified calendar day that is not a Business Day, such action may be taken on the immediately succeeding Business Day without penalty to the Company and/or the Shareholder required to take such action.

1.3.12. No Presumption of Drafting. For purposes of Articles 113 and 421-A of the Brazilian Civil Code, the Parties acknowledge that each provision of this Agreement has been negotiated and mutually agreed upon with the assistance of senior executives, advisors and legal counsel of each Party. Accordingly, no Party shall be deemed the sole drafter of any provision of this Agreement, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of authorship of any provision hereof.

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CHAPTER II – INVESTMENT COMMITMENT AND USE OF PROCEEDS

2. INVESTMENT COMMITMENT AND USE OF PROCEEDS

2.1. Contribution to the New Holding. Subject to the terms and conditions of this Agreement, including the satisfaction and/or waiver, as applicable, of the Conditions Precedent set forth in Clause 3 below, the Anchor Investors hereby irrevocably and unconditionally agree, severally and not jointly, to make (and/or, in the case of the Investors, to cause their respective Investment Vehicles, pursuant to Clause 2.3, to make) a capital increase in the New Holding, by subscribing for and paying in, in Brazilian currency, in accordance with Clause 2.1.2 below, an aggregate amount of R$ 7,250,000,001.67 (seven billion, two hundred fifty million and one Reais and sixty-seven centavos) (the “Investment Amount”), allocated among the Anchor Investors as provided herein, for the specific purpose of enabling the New Holding to subscribe for and pay for shares issued by the Company in the First Public Offering, in an amount equal to the Investment Amount, with no possibility of reduction or partial funding, except with the express consent of all Parties (the “Investment” and, together with the Public Offerings, the “Transaction”). On the Settlement Date of the First Public Offering, the Parties shall, as applicable, enter into the New Holding Shareholders’ Agreement.

2.1.1.    Capital Structure of the New Holding. The share capital of the New Holding shall be divided into seven (7) classes and series of shares: (i) common shares (“Common Shares”), (ii) preferred shares class A (“Preferred Shares A”), (iii) preferred shares class B (“Preferred Shares B”), (iv) preferred shares class C (“Preferred Shares C”), (v) preferred shares class D (“Preferred Shares D”), (vi) preferred shares class E (“Preferred Shares E”), and (vii) preferred shares class F (“Preferred Shares F”), each conferring upon their holders the rights and preferences set forth in the bylaws of the New Holding.

2.1.2.    The Investment shall be made in two steps:

(a) First, Aguassanta Investimentos has subscribed for a capital increase in the New Holding, to be paid in, in Brazilian currency, between the pricing date of the First Public Offering and the Settlement Date thereof, in the amount of R$ 750,000,000.00 (seven hundred fifty million Reais), divided into 150,000,000 (one hundred fifty million) Common Shares;

(b) The BTG Vehicles (and/or their respective Investment Vehicles, pursuant to Clause 2.3) shall subscribe for and pay in a capital increase in the New Holding, in Brazilian currency, between the pricing date of the First Public Offering and the Settlement Date thereof, in an aggregate amount of R$ 4,499,999,981.67 (four billion, four hundred ninety-nine million, nine hundred ninety-nine thousand, nine hundred eighty-one Reais and sixty-seven centavos), allocated among the classes set forth in Schedule 2.1.2; and

(c) Simultaneously with item (b) above, FIP Perfin Rally (and/or its respective Investment Vehicles, pursuant to Clause 2.3) shall subscribe for and pay in a capital increase in the New Holding, in Brazilian currency, between the pricing date of the First Public Offering and the Settlement Date thereof, in an aggregate amount of R$ 2,000,000,020.00 (two billion and twenty Reais), allocated among the classes set forth in Schedule 2.1.2.

2.1.3.    The Investment Amount and the portion of the Investment allocated to each Investor pursuant to Clauses 2.1.2(b) and (c) may be adjusted solely to reflect the actual number of shares in the First Public Offering to be indirectly subscribed by each Investor and the capital structure of the New Holding. Any such adjustment shall be purely mechanical, resulting from rounding necessary for proportional allocation, and shall not modify the Investors’ commitments.

2.1.4.    Immediately after the full consummation of the Investment, the share capital of the New Holding shall be distributed as set forth in Schedule 2.1.2.

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2.2. Commitment to Invest in the First Public Offering. Subject to the terms and conditions set forth in this Agreement, including the satisfaction and/or waiver, as applicable, of the Conditions Precedent set forth in Clause 3 below, the New Holding, as the investment vehicle of the Anchor Investors, shall make (and the Anchor Investors shall cause the New Holding to make) an investment in the Company, by means of the subscription and payment of Shares to be settled in the First Public Offering, in accordance with the procedures applicable thereto, in an aggregate amount equal to the Investment Amount, taking into account the amounts attributed to each of the Anchor Investors in Schedule 2.1 and the essential characteristics of the First Public Offering as set forth in Schedule 2.2, with no possibility of reduction or partial performance, except with the express consent of all Parties (the “Investment in the Company”).

2.2.1. The Investment in the Company shall be made at the price per Share established in the First Public Offering (the “Price per Share”), provided that such price does not exceed R$ 5.00 (five Reais) per Share (the “Anchor Price”). For the avoidance of doubt, the Anchor Price is R$ 5.00. Considering the distribution plan of the First Public Offering, if, after the bookbuilding procedure, the Price per Share is set at an amount higher than the Anchor Price, the Company may elect to waive the Investment in the Company and allocate other investors within the First Public Offering, subject to Clause 7.4.

2.2.2. The Investment commitment set forth in this Agreement, provided that the Anchor Price is complied with, is binding and irretractable for all Anchor Investors.

2.2.3. Lock-Up and other terms of the First Public Offering. A number of Shares corresponding to 50% (fifty percent) of the Shares to be subscribed by the New Holding in the First Public Offering may not be traded (“Lock-Up”) for a period of 4 (four) years from the Settlement Date of the First Public Offering. The Shares to be subscribed by other participants in the First Public Offering shall be subject, in the same proportion of 50% (fifty percent), to a Lock-Up for a period of two (2) years from the Settlement Date of the First Public Offering. Other terms applicable to the participation of the New Holding shall be detailed in the distribution plan of the Public Offering.

2.2.4. Minimum Lock-Up. In addition to the foregoing and notwithstanding the Lock-Up, all Shares to be subscribed by the New Holding in the First Public Offering shall be subject to a contractual lock-up of one hundred (100) days from the Settlement Date of the First Public Offering.

2.2.5. Considering that the Investment committed by the Anchor Investors enables the launch and completion of the First Public Offering, the Anchor Investors and the New Holding, as their investment vehicle, shall receive anchor investor treatment, in accordance with market practice. In this regard, the Company and the Aguassanta Holdings agree to take all legally possible measures to allocate, in the First Public Offering, the entirety of the Investment of the Anchor Investors, through the New Holding, as set forth in Clause 2.1.

2.2.6. If the Company does not allocate, in the First Public Offering, the entirety of the Investment in the Company in the amount set forth in Clause 2.1 above, the Anchor Investors shall be released from the obligation to consummate the Investment under the terms of this Agreement, subject to Clause 7.4 below.

2.2.7. The Investment commitment by the Anchor Investors shall be valid until November 14, 2025 (the “Long-Stop Date”), and the timetable of the First Public Offering shall provide that (a) the announcement of the commencement of the First Public Offering is made by November 12, 2025, and (b) the settlement of the Public Offering occurs by November 14, 2025. If any of the deadlines above are not met, the Anchor Investors shall be released from the obligation to carry out their respective portion of the Investment, unless the Anchor Investors elect to extend their investment commitment until December 31, 2025.

2.2.8. Distribution Plan. The Parties agree that Schedule 2.2.8 sets forth the main parameters of the distribution plan to be included in the documentation of the First Public Offering, notwithstanding those required by Law or by market practice, the characteristics of which shall be set forth in the minutes of the meeting approving the Transaction by the Company’s board of directors.

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2.3. Allocation among the Investors’ Investment Vehicles. Each Investor shall deliver, in writing, to the Aguassanta Holdings, by the launch date of the First Public Offering, a list containing the full identification of the entity (whether the Investor itself and/or its Investment Vehicles) that will carry out such Investor’s portion of the Investment in the New Holding, in accordance with Schedule 2.1.2, including the percentage of the Investment to be made and the number of Shares to be acquired by each of them in the New Holding, as applicable. If any Investor fails to deliver such list, it shall be presumed that the entirety of such Investor’s portion of the Investment in the New Holding, as set forth in Schedule 2.1.2, will be fully and directly subscribed by such Investor. If any Investor carries out part or all of its respective portion of the Investment through an Investment Vehicle, such Investor’s contractual position under the Shareholders’ Agreement shall be partially or fully (as applicable) assigned to its Investment Vehicle on the Business Day immediately prior to the Settlement Date of the First Public Offering, and such Investment Vehicle shall adhere to this Agreement.

2.4. Waiver of Preemptive Rights in the Second Public Offering. The Investors and the New Holding hereby irrevocably and unconditionally waive, without any consideration or compensation, their preemptive rights with respect to the Shares arising from the applicable Investment in the context of the Second Public Offering.

2.5. Use of Proceeds. All proceeds raised by the Company in the Public Offerings, net of any advisory fees, transaction costs and Taxes, shall be used exclusively by the Company for the refinancing and repayment of the Company’s financial indebtedness, resulting, upon implementation of such refinancing, repayment and repurchase transactions, in an effective reduction of the Company’s financial leverage as compared to its leverage level immediately prior to the settlement of the Public Offerings.

2.6. Second Public Offering. Upon the pricing of the First Public Offering, the Company shall launch the Second Public Offering, with the characteristics set forth in Schedule 2.6, within thirty (30) calendar days from the date of publication of the announcement of the commencement of the First Public Offering.

2.7. Maximum Number of Shares to be Issued in the Public Offerings. Under no circumstances shall the Public Offerings result in the issuance of more than two billion (2,000,000,000) shares issued by the Company, such that, depending on the number of shares issued in the First Public Offering, the total number of shares to be issued in the Second Public Offering shall be adjusted in order to ensure that such maximum is not exceeded.

CHAPTER III – CONDITIONS PRECEDENT

3. CONDITIONS PRECEDENT

3.1. Conditions Precedent of the Investors. The Parties agree that, without prejudice to other conditions set forth in this Agreement (including, without limitation, those set forth in Clause 2.1.5 above), the obligation of the Investors to consummate the Investment, pursuant to this Agreement, is subject to the satisfaction of all of the following conditions precedent (each, an “Investor Condition Precedent”):

(i) the resolution and approval, in accordance with the applicable quorum requirements, at an extraordinary general meeting of the Company, of the matters and definitions described in Schedule 3.1(i) (“Transaction EGM”);

(ii) the First Public Offering shall have the characteristics set forth in Schedule 2.1, and the Price per Share in the First Public Offering shall be at least equal to the Anchor Price;

(iii) the definitive registration of the First Public Offering for public distribution shall have been obtained before the CVM, in accordance with CVM Resolution 160;

(iv) there shall be no Claim or Law that (a) may prejudice, limit, prevent or make more burdensome the First Public Offering and/or the Investors’ Investment commitment, or (b) seeks the nullity or, in any way, challenges the validity and/or regularity of any resolutions adopted at the Transaction EGM or of the New Holding Shareholders’ Agreement;

(v) the settlement of the First Public Offering shall occur by the Long-Stop Date;

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(vi) compliance with the obligations attributed to the Company or to the Aguassanta Holdings under this Agreement;

(vii) the First Public Offering shall be carried out exclusively as a primary offering, with the issuance of new Shares by the Company;

(viii) no other investor in the First Public Offering shall be entitled, in consideration for its investment, to receive any type of right or economic benefit or more favorable treatment than that granted to the Investors;

(ix) no Law shall have been enacted, issued, promulgated, sanctioned or published, and be in full force and effect, that prohibits, restricts or prevents the consummation of the First Public Offering and/or the Investment under the terms of this Agreement, or challenges the validity or legitimacy of the First Public Offering and/or the Investment;

(x) the absence of a Material Adverse Effect, the effects of which are continuing as of the Closing Date;

(xi) the Company shall not have received any formal written communication from the indenture trustee of the debentures issued by the Company requiring the Company to obtain prior approval from the debenture holders for the Transaction, provided that, if the Company receives such formal communication, this Condition Precedent shall be deemed satisfied once the Company obtains the approval required by the indenture trustee. The Investors may, if they so wish, participate in discussions and meetings with the indenture trustee, always accompanied by representatives of the Company, for purposes of presenting the Transaction and discussing the matter above; and

(xii) the representations and warranties made by the Company and the Aguassanta Holdings in Clause 5 below shall remain, on the Settlement Date of the First Public Offering, true, correct and complete in all material respects.

3.1.1.1.The Investor Conditions Precedent are established for the sole and exclusive benefit of the Investors. Accordingly, the Parties agree that the Investors may, at their sole discretion, waive the satisfaction of any such Investor Conditions Precedent not fulfilled by the Long-Stop Date, by delivering written notice to the Aguassanta Holdings. If the Investors waive any Investor Conditions Precedent and provided that the remaining Conditions Precedent have been satisfied, the Aguassanta Holdings and the Company shall be required to consummate the Public Offering and the Investment under the terms of this Agreement.

3.2. Conditions Precedent of the Aguassanta Holdings. The Parties agree that the obligation of the Aguassanta Holdings to consummate the Investment, pursuant to this Agreement, is subject to the satisfaction of all of the following conditions precedent (each, an “Aguassanta Holdings Condition Precedent” and, together with the Investor Conditions Precedent, the “Conditions Precedent”):

(i) no Law shall have been enacted, issued, promulgated, sanctioned or published, and be in full force and effect, that prohibits, restricts or prevents the consummation of the First Public Offering and/or the Investment under the terms of this Agreement, or challenges the validity or legitimacy of the First Public Offering and/or the Investment;

(ii) compliance by the Investors with their obligations under this Agreement;

(iii) the absence of a Material Adverse Effect, the effects of which are continuing as of the Closing Date; and

(iv) the representations and warranties made by the Investors shall remain sufficient, true, accurate, consistent, updated and valid, in all material respects.

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3.2.1.1. The Aguassanta Holdings Conditions Precedent are established for the sole and exclusive benefit of the Aguassanta Holdings. Accordingly, the Parties agree that the Aguassanta Holdings may, at their sole discretion, waive the satisfaction of any such Aguassanta Holdings Conditions Precedent not fulfilled by the Long-Stop Date, by delivering written notice to the Investors. If the Aguassanta Holdings waive any Aguassanta Holdings Condition Precedent and provided that the remaining Conditions Precedent have been satisfied, the Investors and the Company shall be required to consummate the Public Offering and the Investment under the terms of this Agreement.

3.2.1.2. CADE Filing. The Parties agree that, within six (6) Business Days from the execution of this Agreement, the Investment shall be notified to CADE, prior to the consummation of the First Public Offering, to the extent legally required for each Investor, individually and not jointly. The Parties shall cooperate with each other for the proper submission of the transaction to CADE, including by timely providing the documents and information necessary for the preparation of the filing (with one filing being submitted with respect to each Investor, independently), and/or as may be required by the competent authorities during the review process. For the avoidance of doubt, the consummation of the Investment shall not be subject to the conclusion of CADE’s review, subject to applicable Law and any Order.

3.2.1.3. The filings of each Investor, if required, shall be independent from one another, and the pendency of CADE approval for the exercise of any right of a given Party shall not affect the exercise of such right by any other Party.

3.2.1.4. All fees and expenses related to the submission of the transaction to CADE shall be borne by the Company, provided that each Party may, at its own expense, appoint its own counsel to monitor the proceedings before CADE. Notwithstanding the foregoing, any fines, penalties, liabilities or expenses arising from a breach caused exclusively by any Party shall be borne solely by such Party.

3.2.1.5. The Parties shall request that CADE treat as confidential any information and documents that may be granted confidentiality under applicable rules. For the avoidance of doubt, no Party shall be liable to any other Party if CADE does not grant, in whole or in part, such confidentiality request.

3.2.1.6. Each Party shall inform the other Parties of any communication received from CADE in the context of obtaining CADE approval within one (1) Business Day of receipt. The Parties further agree to provide each other with copies of any documents received from or submitted to CADE in connection with the transaction, with competitively sensitive information redacted.

3.2.1.7. Subject to Clause 3.2.1.3 above, the Parties shall use commercially reasonable efforts to avoid or eliminate any impediment imposed by CADE in order to enable the implementation of the Transaction; provided that, under no circumstances shall the Parties or their Affiliates be required to (i) sell, dispose of or transfer any material asset, (ii) initiate any judicial or administrative proceeding against any Governmental Authority, or (iii) take any action that would, directly or indirectly, have a material adverse effect on the business of any of the Parties or their Affiliates; and further provided that the non-approval or approval with restrictions of the transaction shall not give rise to any obligation of indemnification among the Parties.

3.2.1.8. Notwithstanding the foregoing, the Company agrees to provide the Investors, on a weekly basis after the settlement of the First Public Offering, with reports containing relevant information about the Company, in accordance with applicable Law. Such reports shall be for informational purposes only and may not be used by the Investors for any purpose prior to obtaining CADE approval.

3.3. Closing. The Investment shall be consummated on the Settlement Date of the First Public Offering (the “Settlement Date of the First Public Offering”), in Brazilian currency, in accordance with the procedures set forth in this Agreement and applicable to the First Public Offering (“Closing”).

3.3.1. The Parties hereby expressly authorize BTG Pactual Investment Banking Ltda. (or any of its Affiliates) to act as lead underwriter of the Public Offerings (the “Lead Underwriter”).

3.3.2. The Company may appoint one (1) additional coordinating bank to the Lead Underwriter to form the syndicate of the First Public Offering and up to five (5) additional coordinating banks to the Lead Underwriter to form the syndicate of the Second Public Offering. The fees of the coordinators in the First Public Offering shall be as set forth in Schedule 2.2, and in the Second Public Offering as set forth in Schedule 2.6.

3.4. Documents and Other Closing Actions. The Parties, on their own behalf and on behalf of their officers, hereby undertake that, upon satisfaction of the Conditions Precedent and subject to the other terms of this Agreement, they shall execute all documents, perform all acts and take all measures necessary or reasonably requested by the coordinators of the First Public Offering, the CVM, B3, ANBIMA, and, if applicable, the NYSE and the Securities and Exchange Commission – SEC, for the implementation of the Closing, in accordance with this Agreement.

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CHAPTER IV – OBLIGATIONS OF THE PARTIES

4.Obligations of the Parties

4.1.The Company agrees to:

4.1.1. Call, within up to two (2) Business Days from the date of execution of this Agreement, the Transaction EGM with the following agenda:

(i) Approve the Increase of the Authorized Capital; and

(ii) Approve the Waiver of By-laws Provision.

4.1.2. Hold the Transaction EGM within a maximum period of forty-two (42) calendar days counted from the date of such call.

4.1.3. Launch the First Public Offering within ten (10) days counted from the holding of the Transaction EGM;

4.1.4. Cooperate with the Investors in connection with the submission of any filing with CADE, including by timely providing the information and documents required, pursuant to Clause 3.2.1.2;

4.1.5. Refrain from carrying out any act that may hinder, delay or prevent (i) the implementation of the Transaction, the Transaction EGM, the Public Offering and/or the Investment, (ii) the approval of the Increase of the Authorized Capital and/or the Waiver of By-laws Provision at the Transaction EGM; and/or (iii) the performance of the obligations set forth in this Agreement.

4.1.6. Refrain from changing the essential terms of the First Public Offering set forth in Schedule 2.2 and of the Second Public Offering set forth in Schedule 2.6.

4.1.7. If necessary, in the event the Company elects to conduct the First Public Offering also in the United States, file with the NYSE and the SEC the forms and applications required for the implementation and settlement of the WKSI offering of American Depositary Shares – ADS in the United States of America, in a coordinated manner with the issuance of the Company’s new common shares.

4.1.8. Act, and cause its Subsidiaries to continue to act, in the Ordinary Course of Business between the date hereof and the Settlement Date of the First Public Offering;

4.1.9. Not make any capital contribution to, or extend any credit or loan in any form, directly or indirectly, to Cosan Nove or Raízen.

4.1.10. Take, and cause its Subsidiaries to take, all necessary measures (including performing the acts and adopting the measures within their competence) to ensure that all Conditions Precedent are satisfied as promptly as possible (but, in any event, in a manner that allows the Closing to occur by the Long-Stop Date).

4.1.11. Inform the Investors of any notices or orders from Governmental Authorities that may prevent or adversely affect the satisfaction of the Conditions Precedent, as well as of the occurrence of Material Adverse Effects known to the Company, within five (5) Business Days from the date the Company becomes aware thereof.

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4.2. The Aguassanta Holdings agree to:

4.2.1. Attend the Transaction EGM and, if necessary to reach the approval quorum, provided that it does not violate any Order in effect, vote in favor of the approval of the matters set forth in Clause 4.1.1;

4.2.2. Cooperate with the Company and the Investors to ensure the implementation of the Transaction, the Public Offering and the Investment, including by timely providing requested documents and information;

4.2.3. Cooperate with the Company and the Investors in the submission of any filing with CADE, including by timely providing the information and documents required to obtain regulatory approvals, pursuant to Clause 3.2.1.2;

4.2.4. Refrain from carrying out any act or omission that may hinder, delay or frustrate (i) the implementation of the Transaction, the Public Offerings and/or the Investment, (ii) the approval of the Increase of the Authorized Capital and/or the Waiver of By-laws Provision of the Transaction; and/or (iii) the performance of the Company’s obligations under this Agreement;

4.2.5. Refrain from changing the essential terms of the Public Offering set forth in Schedule 2.2 and of the Second Public Offering set forth in Schedule 2.6;

4.2.6. Take all necessary measures to ensure that the Company complies with all obligations undertaken under this Agreement, including by directing the vote of the members of the board of directors appointed by the Aguassanta Holdings in favor of the corporate resolutions approving the matters and obligations set forth herein;

4.2.7. Execute the New Holding Shareholders’ Agreement, in the form attached as Schedule A, on the Settlement Date of the First Public Offering;

4.2.8. Cause the New Holding to approve, in a timely and proper manner, a capital increase so that the Investors may consummate the Investment in accordance with Clause 2.1.

4.3. The Investors undertake, individually and without any joint liability among them, to:

4.3.1. Cooperate with the Company and the Aguassanta Holdings in the implementation of the First Public Offering, by timely providing information and documents that are within their control and demonstrably necessary for obtaining regulatory approvals before the CVM and CADE;

4.3.2. Refrain from exercising any voting rights attached to the shares acquired in the First Public Offering until the transaction is approved by CADE, pursuant to Clause 3.2.1.2 and subject to Clause 3.2.1.3;

4.3.3. Refrain from carrying out any act or omission that may hinder, delay or frustrate (i) the implementation of the Transaction EGM, the Public Offerings and/or the Investment, (ii) the approval of the Increase of the Authorized Capital and/or the Waiver of By-laws Provision at the Transaction EGM; and/or (iii) the performance of the obligations set forth in this Agreement;

4.3.4. Execute the New Holding Shareholders’ Agreement, in the form attached as Schedule A, on the Settlement Date of the First Public Offering;

4.3.5. Comply with all of their respective obligations set forth in this Agreement.

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CHAPTER V – REPRESENTATIONS AND WARRANTIES

5.REPRESENTATIONS AND WARRANTIES

5.1.Representations and Warranties of the Company. The Company represents and warrants to the Investors that the following representations and warranties are true, accurate and complete as of the date hereof and as of the Settlement Date of the First Public Offering (inclusive), it being understood that the representations and warranties set forth in Clause 5.1.6 shall remain true, accurate and complete from the date hereof until the Settlement Date of the First Public Offering:

5.1.1. Capacity, Authority and Authorization. The Company has full capacity, powers and authority to: (i) enter into this Agreement and all documents related or necessary in connection with the Transaction; and (ii) perform its obligations hereunder and consummate the transactions contemplated in this Agreement and in all documents related or necessary in connection with the Transaction. The execution and formalization of this Agreement and all documents related or necessary in connection with the Transaction by the Company, and the performance of its obligations hereunder, have been duly approved and authorized through all necessary acts, including the applicable corporate approvals. Except as provided in this Agreement, no other measure, act, consent, authorization from any Governmental Authority, approval or filing with any Governmental Authority is required to authorize the execution, formalization and performance of this Agreement and all documents related or necessary in connection with the Transaction by the Company.

5.1.2. Valid and Binding Agreement. This Agreement has been executed by the legal representatives of the Company and constitutes a valid, binding and enforceable obligation of the Company in accordance with its terms.

5.1.3. No Conflicts; Consents. Except as provided in this Agreement, including Clause 5.1.17, the execution and performance of this Agreement and all documents related or necessary in connection with the Transaction by the Company:

(i) do not violate or conflict with any organizational or corporate documents of the Company or any Relevant Subsidiary, or any corporate resolution of their respective shareholders;

(ii) do not violate or conflict with any Law applicable to the Company, any Relevant Subsidiary and/or their respective assets or properties;

(iii) do not create any Encumbrance over any assets or properties of the Company, any Relevant Subsidiary or over their respective shares, quotas or other securities, other than the obligations set forth in this Agreement and in the other documents executed in connection with the Investment;

(iv) do not require, with respect to the Company and/or any Relevant Subsidiary, any consent, approval or authorization from any Person or Governmental Authority, or any notice to any Person or Governmental Authority, that has not already been obtained;

(v) do not violate any contract, commitment, obligation, act or legal transaction, understanding, agreement or instrument of any nature, to which the Company or any Relevant Subsidiary is a party or to which it is subject, or to which their respective assets or properties are bound, and that are material to the operations of the Company or its Relevant Subsidiaries;

(vi) do not result or may not result in the termination or expiration of any contract, agreement or commitment to which the Company or any Relevant Subsidiary is a party and that are material to the operations of the Company or its Relevant Subsidiaries, or in the imposition of any material penalties of any nature on the Company or any Relevant Subsidiary, or cause the acceleration or early payment of any material liability or obligation, result in the creation of any additional material obligations or trigger any material right in favor of any counterparty, or result in the loss of any material rights of the Company or any Relevant Subsidiary.

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5.1.4. Absence of Adverse Litigation. There is no Claim pending, filed or initiated (and, to the Knowledge of the Company, there is no threat of filing or initiation of any Claim) in which the Company or any Relevant Subsidiary has been served, notified or summoned that affects or may affect the execution and/or performance of this Agreement, in its material aspects. Neither the Company nor any Relevant Subsidiary, nor their respective material assets, are subject or will be subject, as a result of the Transaction, to any order, decision or judgment issued by any Governmental Authority that may affect the validity or enforceability of this Agreement.

5.1.5. Agreements with Other Anchor Investors. There is no agreement or document entered into between the Company and any other anchor investor of the Public Offering, and none will exist as of the Settlement Date of the First Public Offering, other than as provided in this Agreement entered into with the Investors.

5.1.6. Anti-Corruption Laws; Dealings with Governmental Authorities. The Company, the Subsidiaries and their respective managers and, when acting on behalf of the Company and/or any of the Subsidiaries, the employees or agents of the Company and the Subsidiaries: (i) are in compliance with all Anti-Corruption Laws; and (ii) have not given, offered, promised or authorized the giving, directly or indirectly, of any pecuniary value or other undue advantage to any Person, including any Governmental Authority, for the purpose of inducing such Person to perform, delay or omit any act within its authority, including any official act, to reward such Person for the performance of such act, or in exchange for the exercise of influence, in violation of Law.

5.1.7. Obligations before CVM and SEC. The Company and, when applicable, the Public Subsidiaries are in compliance with their obligations before the CVM, B3, the SEC and the NYSE, and have not received any notice from the CVM, B3, SEC or NYSE regarding any failure to comply with any material obligation applicable to the Company or any of the Public Subsidiaries under any rule in effect issued by the CVM, B3, SEC or NYSE. The Reference Forms of the Company and of the Public Subsidiaries, as listed in Schedule 5.1.7: (i) were duly prepared in accordance with the requirements of applicable Law and regulation; (ii) contain complete, sufficient, true, accurate, consistent and up-to-date information as of the date they were provided; (iii) do not omit any information regarding any act, fact or material event that should have been disclosed in accordance with applicable Law and regulation; and (iv) allow the Investors to make an informed decision regarding the Investment. All information that should have been disclosed by the Company and the Public Subsidiaries in accordance with applicable Law has been duly disclosed in a manner consistent with applicable Law to the competent Governmental Authorities and to the market in general.

5.1.8. Public Offering. The documents of the Public Offerings, including the Company’s Reference Form: (i) will contain complete, sufficient, true, accurate, consistent and up-to-date information as of the date they are provided; (ii) will not omit any information regarding any act, fact or material event that should be disclosed in accordance with applicable Law and regulation; (iii) will allow the Investors and other investors to make an informed decision regarding the Public Offering; and (iv) will be prepared in compliance with the applicable rules in effect, especially those issued by the CVM, B3 and ANBIMA.

5.1.9. Share Capital. The fully subscribed and paid-in share capital of the Company is eight billion, one hundred eighty-two million, seven hundred thirty-eight thousand, one hundred Reais and ninety-nine centavos (R$ 8,182,738,100.99), divided into one billion, eight hundred sixty-six million, five hundred seventy thousand, nine hundred thirty-two (1,866,570,932) common shares, registered and without par value. As of this date, the authorized capital of the Company is described in its bylaws available on its investor relations website. Upon implementation of the Investment at Closing, each Investor (and/or its respective Investment Vehicle, as applicable) shall hold valid and effective title to the Shares acquired by it, free and clear of any Encumbrances, and shall be able to fully exercise all voting and economic rights inherent thereto, subject to this Agreement and the Shareholders’ Agreement. Except as set forth in Schedule 5.1.9, there are no securities or instruments convertible into shares issued by the Company, including debentures and warrants, or any other instrument that grants its holder the right to acquire or subscribe, directly or indirectly, shares issued by the Company, or otherwise participate in the profits or results of the Company.

5.1.10. Corporate Documents. The corporate documents of the Company and of the Relevant Subsidiaries have been prepared, executed and maintained in accordance with Law in all material respects and, to the extent material: (i) are in effect and up to date; (ii) have been duly registered with the competent Governmental Authorities; and (iii) contain accurate records of all matters that must be addressed in such documents. All filings, publications, registrations and other material formalities that, under Law, must be submitted or carried out by the Company and the Relevant Subsidiaries with the competent registries or Governmental Authorities have between duly submitted or carried out in a timely manner, as applicable.

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5.1.11. Absence of Material Changes. Between the date of the Financial Statements and the date hereof:

(a) the activities of the Company and, to the Knowledge of the Company, of the Relevant Subsidiaries have been conducted in the Ordinary Course of Business and in accordance with their usual practice, consistent with market practice. There has been no material change in the business and activities of the Company and, to the Knowledge of the Company, of the Relevant Subsidiaries as a whole;

(b) neither the Company nor, to the Knowledge of the Company, any Relevant Subsidiary has carried out (or undertaken to carry out) any material transaction, including the acquisition or disposal of assets and rights, nor assumed (or undertaken to assume) any material liabilities, except in the Ordinary Course of Business or as disclosed to the market as of this date;

(c) neither the Company nor, to the Knowledge of the Company, any Relevant Subsidiary has: (i) canceled or waived any material Claim or right, or any material asset reflected in the Financial Statements; (ii) carried out any disposal or other transfer of any fixed assets or properties that are material to its operations; (iii) forgiven, waived or otherwise unilaterally extinguished any material receivable against its shareholders; or (iv) made any donation, assignment and/or transfer, including on a gratuitous basis, of any material assets or rights to any of its shareholders;

(d) the current managers of the Company and, to the Knowledge of the Company, of the Relevant Subsidiaries have been duly appointed in accordance with Law and remain in office; and

(e) no Material Adverse Effect has occurred that has not been fully remedied as of the date hereof.

5.1.12. Related Party Transactions. The Company and, to the Knowledge of the Company, its Relevant Subsidiaries, have disclosed in the Reference Form and in the Financial Statements, as applicable, their transactions, operations, agreements or arrangements with Related Parties, as required by Law. There is no debt or obligation of any nature of the Company or of the Relevant Subsidiaries with their controlling shareholders and/or their Related Parties, except as disclosed in the Company’s or the Relevant Subsidiaries’ documents, notably the most recent Reference Form and the Financial Statements.

5.1.13. Financial Statements. The financial statements of the Company (individual and consolidated) and of its Relevant Subsidiaries for the fiscal year ended December 31, 2024, and the quarterly information forms (ITR) for the six (6)-month period ended June 30, 2025, as disclosed by the Company and its Relevant Subsidiaries on their investor relations websites (“Financial Statements”): (i) are true, correct and complete in all material respects, have been prepared in accordance with Law and accounting records, consistently as of the date they were prepared and with the past practices adopted by the Company and its Relevant Subsidiaries, and can be reconciled in all material respects with the books and records maintained for tax purposes; (ii) fairly present, in all material respects, the financial position and results of operations and changes in financial position, as applicable, of the Company and its Relevant Subsidiaries for the periods to which they relate; and (iii) have been prepared in accordance with Brazilian GAAP, consistently for all periods covered.

5.1.14. Issuer with Broad Market Exposure – EGEM. The Company qualifies as an Issuer with Broad Market Exposure (Emissora com Grande Exposição ao Mercado – EGEM), pursuant to Article 38 of CVM Resolution No. 20/2022.

5.1.15. Raízen Representations. There is no document, and there will be none as of the Settlement Date of the First Public Offering, that creates any obligation or representation by the Company in relation to debts or contingent liabilities of Raízen that has not been duly disclosed in the Reference Forms of the Company and/or Raízen.

5.1.16. Cosan Nove. The Company has not received any communication or notice from the holder of preferred shares issued by Cosan Nove, nor does it have Knowledge of the occurrence of any event that may give rise to the right of such shareholder to require the contingent purchase obligation and/or to exercise any right to sell and/or redeem its preferred shares issued by Cosan Nove. For the avoidance of doubt, the Company does not make, nor shall it make, any representation regarding the effects of this Agreement in relation to any rights of such shareholder.

5.1.17. Joint-Venture Agreement and Framework Agreement. To the Company’s knowledge, the execution and performance of this Agreement do not produce any effects on the rights and obligations of the respective parties under the Joint-Venture Agreement and the Framework Agreement.

5.1.18. On the Settlement Date of the Public Offering, the Company shall confirm to the Investors the representations and warranties above by delivering written notice.

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5.2. Representations and Warranties of the Aguassanta Holdings. The Aguassanta Holdings, jointly and severally among themselves, represent and warrant to the Investors that the following representations and warranties are true, accurate, complete and in effect as of the date hereof and as of the Settlement Date of the Public Offering (inclusive), it being understood that the representations and warranties set forth in Clause 5.2.6 and Clause 5.2.9 shall remain true, accurate and complete from the date hereof until the Settlement Date of the First Public Offering:

5.2.1. Capacity, Authority and Authorization. The Aguassanta Holdings have full capacity, powers and authority to: (i) enter into this Agreement, the Shareholders’ Agreement and all documents related or necessary in connection with the Transaction; and (ii) perform their obligations hereunder and consummate the transactions contemplated in this Agreement, in the Shareholders’ Agreement and in all documents related or necessary in connection with the Transaction. The execution and formalization of this Agreement, the Shareholders’ Agreement and all documents related or necessary in connection with the Transaction by the Aguassanta Holdings, and the performance of their obligations hereunder, have been duly approved and authorized through all necessary acts, including the applicable corporate approvals. No other measure, act, consent, authorization from any Governmental Authority, approval or filing with any Governmental Authority is required to authorize the execution, formalization and performance of this Agreement, the Shareholders’ Agreement and all documents related or necessary in connection with the Transaction by the Aguassanta Holdings.

5.2.2. Valid and Binding Agreement. This Agreement has been executed by the legal representatives of the Aguassanta Holdings and constitutes, and the Shareholders’ Agreement, upon its execution, shall constitute, a valid, binding and enforceable obligation of the Aguassanta Holdings in accordance with its terms.

5.2.3. No Conflicts; Consents. The execution and performance of this Agreement, the Shareholders’ Agreement and all documents related or necessary in connection with the Transaction by the Aguassanta Holdings:

(i) do not violate or conflict with any organizational or corporate documents of any of the Aguassanta Holdings, or any corporate resolution of their respective shareholders;

(ii) do not violate or conflict with any Law applicable to any of the Aguassanta Holdings or to their respective assets or properties;

(iii) do not create any Encumbrance over any assets or properties of any of the Aguassanta Holdings or over their respective shares, quotas or other securities, other than the obligations set forth in this Agreement and in the other documents executed in connection with the Investment;

(iv) do not require, with respect to any of the Aguassanta Holdings, any consent, approval or authorization from any Person or Governmental Authority, or any notice to any Person or Governmental Authority, that has not already been obtained; and

(v) do not violate any contract, commitment, obligation, act or legal transaction, understanding, agreement or restriction of any nature to which the Aguassanta Holdings are a party or to which they are subject, or to which their respective assets or properties are bound, that may cause material adverse effects to the Transaction.

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5.2.4. Absence of Adverse Litigation. There is no Claim pending, filed or initiated (and, to the Knowledge of the Aguassanta Holdings, there is no threat of filing or initiation of any Claim) in which the Aguassanta Holdings have been served, notified or summoned that prevents or may prevent the execution and/or performance of this Agreement and the Shareholders’ Agreement, in their material aspects. The Aguassanta Holdings are not subject, nor will they be subject, as a result of the Transaction, to any order, decision or judgment issued by any Governmental Authority that may affect the validity or enforceability of this Agreement or the Shareholders’ Agreement, in their material aspects.

5.2.5. Agreements with Other Anchor Investors. There is no agreement, and none will exist until the Settlement Date of the First Public Offering (inclusive), entered into directly or indirectly between the Aguassanta Holdings and any other anchor investor of the First Public Offering other than this Agreement.

5.2.6. Anti-Corruption Laws; Dealings with Governmental Authorities. The Aguassanta Holdings and their respective managers and, when acting on behalf of the Aguassanta Holdings, their employees or agents: (i) are in compliance with all Anti-Corruption Laws; and (ii) have not given, offered, promised or authorized the giving, directly or indirectly, of any pecuniary value or other undue advantage to any Person, including any Governmental Authority, for the purpose of inducing such Person to perform, delay or omit any act within its authority, including any official act, to reward such Person for the performance of such act, or in exchange for the exercise of influence, in violation of Law.

5.2.7. Financial Capacity. The Aguassanta Holdings shall have, at Closing, the financial capacity necessary to perform the portion of the Investment allocated to them under this Agreement, as well as to perform all obligations undertaken by the Aguassanta Holdings under this Agreement.

5.2.8. Shareholders’ Agreements. Except for the Shareholders’ Agreement executed on this date, the Aguassanta Holdings are not a party to any shareholders’ agreement, voting agreement or other agreement that, in any way, regulates the exercise of voting rights, management or control, or the transfer of shares or securities issued by the Company, and the Aguassanta Holdings have not entered into any contract or agreement, or undertaken any commitment with any third party, relating to the disposition, purchase and sale or transfer of shares or other securities issued by the Company.

5.2.9. New Holding. The New Holding: (i) is a non-operating company incorporated for the sole and exclusive purpose of holding shares issued by the Company and cash contributions for the specific purpose of investing in shares issued by the Company; (ii) does not have and has never had any assets, liabilities, debts or obligations, except as provided in this Agreement; (iii) has never had employees or engaged any persons who may be considered employees under Law; and (iv) is not a party to any contract or similar arrangement, nor has any obligations to third parties.

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5.3. Representations and Warranties of the Investors. Each Investor represents and warrants to the Aguassanta Holdings and to the Company, individually and solely with respect to itself and in its own name, as well as, when applicable, with respect to its respective Investment Vehicles that may become parties to this Agreement, without any joint liability with the other Investors and/or their respective Investment Vehicles, that the following representations and warranties are true, accurate, complete and in effect as of the date hereof and as of the Settlement Date of the Public Offering (inclusive), it being understood that the representations and warranties set forth in Clause 5.3.5 shall remain true, accurate and complete from the date hereof until the Settlement Date of the First Public Offering:

5.3.1. Capacity, Authority and Authorization. The Investor, or its respective Investment Vehicle, as applicable, has full capacity, powers and authority to: (i) enter into this Agreement and all documents related or necessary in connection with the Transaction; and (ii) perform its obligations hereunder and consummate the transactions contemplated in this Agreement and in all documents related or necessary in connection with the Transaction. The execution and formalization of this Agreement and all documents related or necessary in connection with the Transaction by the Investor, and the performance of its obligations hereunder, have been duly approved and authorized through all necessary acts, including the applicable corporate approvals. Except as provided in this Agreement, no other measure, act, consent, authorization from any Governmental Authority, approval or filing with any Governmental Authority is required to authorize the execution, formalization and performance of this Agreement and all documents related or necessary in connection with the Transaction by any Investor.

5.3.2. Valid and Binding Agreement. This Agreement has been executed by the legal representatives of the Investor and constitutes a valid, binding and enforceable obligation of the Investor in accordance with its terms.

5.3.3. No Conflicts; Consents. The execution and performance of this Agreement and all documents related or necessary in connection with the Transaction by any Investor:

(i) do not violate or conflict with any organizational or corporate documents of the Investor, or any corporate resolution of its shareholders;

(ii) do not violate or conflict with any Law applicable to the Investor or to its assets or properties;

(iii) do not create any Encumbrance over any assets or properties of the Investor or over its shares, quotas or other securities, other than the obligations set forth in this Agreement and in the other documents executed in connection with the Investment;

(iv) except as provided in this Agreement, do not require any consent, approval or authorization from any Person or Governmental Authority, or any notice to any Person or Governmental Authority, that has not already been obtained; and

(v) do not violate any contract, commitment, obligation, act or legal transaction, understanding, agreement or restriction of any nature to which the Investor is a party or to which it is subject, or to which its respective assets or properties are bound, that may cause material adverse effects to the Transaction.

5.3.4. Absence of Adverse Litigation. There is no Claim pending, filed or initiated (and, to the knowledge of the Investor, there is no threat of filing or initiation of any Claim) in which the Investor has been served, notified or summoned that prevents or may prevent the execution and/or performance of this Agreement, in its material aspects. The Investors are not subject, nor will they be subject, as a result of the Transaction, to any order, decision or judgment issued by any Governmental Authority that may affect the validity or enforceability of this Agreement, in its material aspects.

5.3.5. Anti-Corruption Laws; Dealings with Governmental Authorities. The Investor and its respective managers and, when acting on behalf of the Investor, its employees or agents: (i) are in compliance with all Anti-Corruption Laws; and (ii) have not given, offered, promised or authorized the giving, directly or indirectly, of any pecuniary value or other undue advantage to any Person, including any Governmental Authority, for the purpose of inducing such Person to perform, delay or omit any act within its authority, including any official act, to reward such Person for the performance of such act, or in exchange for the exercise of influence, in violation of Law.

5.3.6. Financial Capacity. The Investor shall have, at Closing, the financial capacity necessary to perform the portion of the Investment allocated to it under this Agreement, as well as to perform all obligations undertaken by the Investor under this Agreement.

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CHAPTER VI – INDEMNIFICATION

6. INDEMNIFICATION

6.1. Indemnification Obligation of the Company. The Company agrees to indemnify the Investors, their respective Affiliates, their respective officers, employees, agents and permitted assigns under this Agreement (“Company Indemnified Parties”) for any Losses suffered by any Company Indemnified Party arising solely and exclusively from:

(i) any untruth, inaccuracy, breach or violation of any of the Company’s Fundamental Representations and Warranties;

(ii) any breach, in whole or in part, of the obligations undertaken by the Company under this Agreement; and/or

(iii) any act, fact or omission carried out by the Company with willful misconduct, fraud or bad faith against the respective Company Indemnified Party that suffered the Loss.

6.2. Indemnification Obligation of the Aguassanta Holdings. The Aguassanta Holdings agree to indemnify, individually and not jointly, the Investors, their respective Affiliates, their respective officers, employees, agents and permitted assigns under this Agreement (“Aguassanta Holdings Indemnified Parties”) for any Losses suffered by any Aguassanta Holdings Indemnified Party arising solely and exclusively from:

(i) any untruth, inaccuracy, breach or violation of any of the Fundamental Representations and Warranties of the Aguassanta Holdings;

(ii) any breach, in whole or in part, of the obligations undertaken by the Aguassanta Holdings under this Agreement; and/or

(iii) any act, fact or omission carried out by the Aguassanta Holdings with willful misconduct, fraud or bad faith against the respective Aguassanta Holdings Indemnified Party that suffered the Loss.

6.3. Indemnification Obligation of the Investors. Each Investor, individually and not jointly with the other Investors, agrees to indemnify the Company, the Aguassanta Holdings and the other Investors, their respective Affiliates, their respective officers, employees, agents and permitted assigns under this Agreement (“Investor Indemnified Parties” and, together with the Company Indemnified Parties and the Aguassanta Holdings Indemnified Parties, the “Indemnified Parties”) for any Losses suffered by any Investor Indemnified Party arising solely and exclusively from:

(i) any untruth, inaccuracy, breach or violation of any of the Investor’s Fundamental Representations and Warranties;

(ii) any breach, in whole or in part, of the obligations undertaken by such Investor under this Agreement; and/or

(iii) any act, fact or omission carried out by such Investor with willful misconduct, fraud or bad faith against the respective Investor Indemnified Party that suffered the Loss.

6.4. Full Compensation. The indemnification payments and/or reimbursement of Losses incurred or suffered by the Indemnified Parties provided herein shall: (i) in all cases, be grossed up or reduced, as applicable, by the amount corresponding to the incidence of Taxes or deduction of Taxes on or as a result of such indemnification and the costs and expenses incurred in connection with the receipt of such indemnification and/or reimbursement, with the appropriate gross-up or deduction, as applicable, so that the beneficiary is restored to the position it would have been in had the Loss not been incurred, such that the Indemnified Party receives, net, the full amount of the Losses for which indemnification and/or reimbursement is due under this Agreement; and (ii) in the case of payments by the Company of indemnification and/or reimbursement for Losses incurred by the Company Indemnified Parties, be multiplied by the percentage of direct or indirect ownership interest of the Indemnified Party in the Company at the time the Loss is incurred, and increased by the amount necessary to neutralize the fact that the Investors (together with their Investment Vehicles) are shareholders of the Company (and therefore are indirectly bearing such indemnification and/or reimbursement in proportion to their ownership interest in the share capital of the Company), with the appropriate gross-up so that the Investors are restored from such indirect effect.

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6.5. The Investors (and their respective Investment Vehicles) may exercise or enforce, as applicable, individually or jointly, the right to be indemnified, to the extent of their respective Losses.

6.6. Late Payments. Any Party that fails to comply with its indemnification obligation under this Chapter VI shall automatically be subject, by operation of law and irrespective of notice or demand, to the payment of a non-compensatory late payment penalty of two percent (2%), plus adjustment by the IPCA (or any index that replaces it), plus interest at the rate of one percent (1%) per month, calculated on a pro rata die basis over the adjusted amount, accruing from the due date until the date of full and effective payment.

6.7. Exclusive Remedy. The Parties acknowledge and agree that the provisions set forth in this Chapter VI constitute the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party with respect to the indemnification obligations under this Agreement, notwithstanding the right to specific performance.

CHAPTER VII – TERM AND TERMINATION

7. TERM AND TERMINATION

7.1. Term. This Agreement shall enter into force on this date and shall remain in full force and effect until the performance of all obligations set forth herein, including those arising from Clause 6, or its termination in accordance with Clause 7.2 below.

7.2. Termination. This Agreement may be terminated in the following events:

(i) by mutual written agreement of the Parties; or

(ii) by the non-breaching Party, until the Settlement Date of the First Public Offering, in the event of (a) breach of any representation, warranty, covenant or agreement set forth in this Agreement by the other Party, or (b) if any representation or warranty of the other Party ceases to be true, accurate, complete or in force ((a) and (b) above, an “Event of Default”), which is not cured within thirty (30) days from notice to that effect delivered by the non-breaching Party to the breaching Party. If any Investor causes an Event of Default, the Company or the Aguassanta Holdings or the non-breaching Investor may, individually, elect to terminate this Agreement. Without prejudice to the foregoing, the non-breaching Parties may, by mutual agreement, maintain this Agreement in force, excluding only the breaching Investor;

(iii) by any of the Parties, if the Closing does not occur by the Long-Stop Date, except for the Investors’ right to extend such date pursuant to Clause 2.2.7, provided that if the failure of the Closing to occur by the Long-Stop Date results from the fault or willful misconduct of a Party, such Party shall not be entitled to terminate this Agreement pursuant to this item (iii); and

(iv) by the Company, if the Company exercises its right set forth in Clause 2.2.1.

7.3. In any event of termination of this Agreement: (i) the provisions of Clause 1 (Definitions), Clause 6 (Indemnification), Clause 8.1 (Confidentiality), Clause 8.2 (Disclosure) and Chapter 9 (General Provisions) shall remain valid and in full force and effect and shall survive the termination of this Agreement; and (ii) termination of this Agreement shall not release the Parties from liability for losses and damages arising from any breach of this Agreement that prevents the Closing from occurring.

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7.4. Company shall pay to the Investors, within twenty (20) Business Days from receipt of written notice pursuant to Clause 9.1 delivered by the Investors, a break fee in the amount of six hundred fifty million Reais (R$ 650,000,000.00) in the following events (the “Break Fee”):

(i) if this Agreement is terminated in accordance with item (ii) of Clause 7.2 above, due to breach of: (x) by the Company, the obligations set forth in Clause 4.1.1, Clause 4.1.6 or Clause 4.1.7; or (y) by the Aguassanta Holdings, the obligation set forth in Clause 4.2.1;

(ii) exercise by the Company of its right set forth in Clause 2.2.1 and consequent termination of this Agreement pursuant to item (iv) of Clause 7.2 above;

(iii) if the representation of the Company set forth in Clause 5.1.5 is not true, accurate and complete as of the Settlement Date of the First Public Offering (inclusive), and for such reason the First Public Offering is not fully allocated to the Investors in accordance with this Agreement.

7.4.1. In the event described in item (i) of the caput, where the First Public Offering is not implemented, the amount of the Break Fee shall be reduced by fifty percent (50%). If, within twelve (12) months from the date of execution of this Agreement, a Liquidity Event occurs, the Company shall be automatically required to pay the remaining fifty percent (50%), corresponding to three hundred twenty-five million Reais (R$ 325,000,000.00), duly adjusted by the variation of the CDI from the original date on which the Break Fee became due until the date of payment of such complement.

7.4.2. Also in the event described in item (i) of the caput, where the First Public Offering is not implemented, if the Aguassanta Holdings and the Company decide to conduct a capitalization within twelve (12) months from the date of execution of this Agreement, whether privately or through the capital markets, in Brazil and/or abroad, the Investors shall have a right of first offer (right to match) to subscribe for such investment. If the Investors elect to exercise such right, the Investors shall return the amount received as Break Fee.

7.4.3. For the avoidance of doubt, the Parties acknowledge that if, due to an impediment arising from an Order in effect, the Company is involuntarily prevented from carrying out the Offering by the Long-Stop Date (“Involuntary Impediment”), the Break Fee shall not be due to the Investors.

7.4.4. In the event of an Involuntary Impediment, the Company shall use commercially reasonable efforts to remedy such Involuntary Impediment and (i) if timely possible, proceed with the First Public Offering, or, if not possible, (ii) conduct a capitalization within twelve (12) months from the date of execution of this Agreement, whether privately or through the capital markets, in Brazil and/or abroad, on terms substantially similar to those of the First Public Offering, granting the Investors, as of now, exclusivity rights to subscribe for such investment.

7.4.5. If due, the Break Fee shall be paid to the Investors in proportion to the investments committed by each of them under this Agreement.

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CHAPTER VIII – OTHER OBLIGATIONS

8. OTHER OBLIGATIONS

8.1. Confidentiality. Except as required for the defense in court or arbitration of any right arising from this Agreement or any of the other Transaction Documents, or as otherwise agreed by the Parties, each Party to this Agreement, including each consenting intervening party, shall, from the date hereof and for a period of five (5) years from the date hereof: (i) keep confidential any and all information, whether written or oral, and documentation related to this Agreement or the transactions contemplated herein, as well as the existence and nature of this Agreement and the Transaction Documents, and the terms and conditions of the negotiations involving the Transaction (“Confidential Information”); and (ii) not disclose such Confidential Information to any Third Party. This obligation shall not apply to any information or documentation that (i) at the time of disclosure is in the public domain; (ii) is published or otherwise becomes generally available to the public without any breach of the confidentiality obligation set forth in this Agreement; (iii) is received by a Party from a Third Party, provided that such Third Party, or any other party from whom such Third Party received such information, is not in breach of any confidentiality obligation relating to such information; and/or (iv) is disclosed by any of the Parties or their respective Affiliates when such disclosure is required pursuant to Law or by any Governmental Authority. In any case, the disclosure of Confidential Information by the Parties to their respective advisors, officers, legal representatives, consultants and investors is expressly authorized, provided that, in all cases, such persons are bound by confidentiality obligations and the disclosure occurs to the extent necessary for the fulfillment of its purpose.

8.2. Disclosure. Notwithstanding the provisions of Clause 8.1, the Parties acknowledge that the Company shall (a) pursuant to CVM Resolution 44 (and as otherwise required under applicable Law), disclose the execution of this Agreement by means of a material fact notice, and (b) disclose the information required by Law in the documents related to the Transaction. The Parties shall cooperate with respect to the content of any material fact notice, market announcement or notice to shareholders to be disclosed by the Company in connection with the Transaction (“Disclosure Documents”), it being understood that any draft Disclosure Document that differs from Schedule 8.2 shall always be submitted to all Parties for comments as far in advance as possible prior to its effective disclosure date, and shall always be subject to approval by the Investors, notwithstanding the Company’s obligation to timely make any disclosures required by Law. The Parties shall act jointly and in good faith so that the Disclosure Documents reflect their respective suggestions and address their respective concerns, to the extent that they do not violate any provisions of Law.

8.3. Third-Party Consents. If it is necessary to obtain consents from Third Parties to avoid the acceleration of debts or obligations of the Company or its Relevant Subsidiaries as a result of the execution of this Agreement and/or the consummation of the Transaction, the Company agrees to use its commercially reasonable efforts to obtain such Third-Party consents as promptly as possible.

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CHAPTER IX – GENERAL PROVISIONS

9. GENERAL PROVISIONS

9.1. Notices. All notices, requests, claims or other communications required or permitted under this Agreement shall be in writing and shall be delivered by hand, by email (in which case, with confirmation of receipt), or by nationally recognized courier service (in which case, with acknowledgment of receipt). Any such notices shall be deemed given when delivered to the following addresses (or such other addresses and contact details as a Party may designate by written notice to the other Parties):

(a) If to the Aguassanta Holdings:

Attn: Burkhard Otto Cordes and Celso Renato Geraldin

Address: Avenida Cezira Giovanoni Moretti, 955, 2nd floor, Suite 07, Santa Rosa District, in the City of Piracicaba, State of São Paulo, ZIP Code 13414-157

(b) If to FIP Perfin Rally:

Attn: Ralph Rosenberg

Address: Rua Leopoldo Couto Magalhães, 822, Suite 11, Itaim Bibi, São Paulo, State of São Paulo, ZIP Code 04542-000

(c) If to the BTG Vehicles:

Attn: Renato Mazzola / João Sá / Daniel Epstein / Legal Department

Address: Avenida Brigadeiro Faria Lima, number 3,477, 14th floor (part), Itaim Bibi, ZIP Code 04538-133, São Paulo, State of São Paulo, Brazil

(d) If to the Company:

Attn: Rodrigo Araujo Alves e Maria Rita de Carvalho Drummond

Address: Avenida Brigadeiro Faria Lima, number 4,100, 16th floor, Suite 1, Itaim Bibi, ZIP Code 04538-132, São Paulo, State of São Paulo, Brazil.

(e) If to the New Holding:

Attn: Burkhard Otto Cordes e Celso Renato Geraldin

Address: Avenida Brigadeiro Faria Lima, number 4,100, 16th floor, Suite 30, Itaim Bibi, ZIP Code 04538-132, São Paulo, State of São Paulo, Brazil.

9.1.1. Notices sent by email shall be deemed delivered, for all purposes, upon automatic confirmation of transmission of the relevant electronic message, and notices sent by mail or other delivery service shall be deemed delivered upon acknowledgment of receipt or signed protocol by the recipient or a person authorized to receive on its behalf, indicating the content thereof (unless such notices are not sent on a Business Day, in which case they shall be deemed received on the immediately following Business Day).

9.2. Entire Agreement. This Agreement and the Shareholders’ Agreement contain the entire agreement and understanding among the Parties with respect to the matters herein and supersede all prior or contemporaneous agreements, whether oral or written, communications, proposals and statements relating to such matters, and shall prevail over any conflicting or additional terms of any prior similar understanding among the Parties during the term of this Agreement. No amendment or modification of this Agreement shall be binding unless in writing and signed by duly authorized representatives of each Party.

9.3. Severability. If any provision of this Agreement is held to be invalid, ineffective or unenforceable in any respect, the validity, effectiveness or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby. The Parties shall negotiate in good faith and in accordance with their original intent the replacement of such invalid, ineffective or unenforceable provisions with valid provisions whose economic effect is as close as possible to that of the invalid, ineffective or unenforceable provisions.

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9.4. Waivers. This Agreement may only be amended, replaced, terminated, renewed or extended, and any waiver of its terms may only be effected, by means of a written instrument signed by all Parties or, in the case of a waiver, by the Party waiving the relevant right. No delay or omission by any Party in exercising any right under this Agreement shall operate as a waiver thereof or as a novation, nor shall it preclude its subsequent exercise.

9.5. Assignment. The rights and obligations of the Parties under this Agreement may not be assigned without the prior written consent of the other Parties, except for the assignment by the Parties to their respective Investment Vehicles, as provided in Clause 2.3 of this Agreement.

9.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil.

9.7. Expenses. Unless otherwise provided in this Agreement, each Party shall bear its own costs and expenses (including legal fees and expenses of other advisors) incurred in connection with this Agreement and the performance of the obligations set forth herein.

9.8. Successors. Unless otherwise provided, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties or their respective successors any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

9.9. Specific Performance. Except as expressly provided in this Agreement, all obligations undertaken herein are binding and irretractable and shall be subject to specific performance, in accordance with the Code of Civil Procedure. The Parties shall be entitled to have this Agreement complied with and all obligations herein performed, including the right of any Party to seek specific performance against the breaching Party. This Agreement constitutes an extrajudicial enforceable instrument for the purposes of the Brazilian Code of Civil Procedure.

9.10. Arbitration. The Parties agree that, within fifteen (15) days following the receipt by any Party of written notice of a dispute, the Parties shall attempt in good faith to resolve amicably, through direct negotiations, any dispute or controversy arising out of or in any way related to this Agreement and/or its Schedules, including, without limitation, any matters relating to its existence, validity, effectiveness, contractual performance, execution, interpretation, breach, termination or rescission (a “Dispute”). The Parties agree that their commitment to resolve disputes amicably is an obligation of means and does not prevent the immediate initiation of arbitration. If such mutual agreement is not reached, any Dispute shall be submitted to and finally resolved by mandatory arbitration in accordance with this arbitration clause and the rules then in effect (the “Rules”) of the International Chamber of Commerce Arbitration Court (“ICC”), and shall be administered by the ICC, except in the case of a default that allows the other Party to initiate judicial enforcement proceedings in accordance with applicable Law.

9.10.1. Applicable Rules. If the rules established by the ICC and this arbitration clause are silent on any procedural aspect, they shall be supplemented by the relevant provisions of the Arbitration Law. Any doubts regarding the procedure shall be finally resolved by the Arbitral Tribunal and, until its constitution, by the ICC. The Rules are deemed incorporated by reference into this Agreement, except as modified herein or by mutual agreement of the Parties.

9.10.2. Compliance with the Arbitration Agreement. For the avoidance of doubt, this Clause binds all Parties to this Agreement, including, without limitation, the Company, which agrees to submit to and comply with all the terms and conditions of Clause 9.10, which shall be irrevocably in full force and effect and subject to specific performance. The Parties expressly agree that no additional instrument or condition is required to give full force and effect to this arbitration clause, including, without limitation, the “submission agreement” referred to in Article ten (10) of the Arbitration Law.

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9.10.3. Powers of the Arbitral Tribunal. The Arbitral Tribunal shall have the power to resolve any and all disputes relating to any controversy, including ancillary matters, and shall have the authority to issue any orders necessary to the Parties, including granting interim, provisional and final relief as it deems appropriate, as well as relief aimed at the specific performance of the obligations set forth in this Agreement. Any order, decision, determination or award rendered by the Arbitral Tribunal shall be final and binding upon the Parties and their successors, who expressly waive any appeal. The arbitral award may be enforced before any judicial authority having jurisdiction over the Parties and/or their assets. The arbitrators shall decide based on applicable Brazilian law, and decisions based on equity shall not be permitted. Brazilian law shall apply to the arbitration clause. Any controversy relating to the commencement of arbitration shall be finally resolved by the Arbitral Tribunal in accordance with this clause. The provisions of the Rules relating to the emergency arbitrator and expedited procedure shall not apply.

9.10.4. Arbitral Tribunal. The arbitration shall be conducted by a panel of three (3) arbitrators. If there are only two parties to the arbitration, each party shall appoint one arbitrator in accordance with the Rules, and the two arbitrators so appointed shall jointly appoint a third arbitrator, who shall act as chairman of the arbitral tribunal (the “Arbitral Tribunal”), within fifteen (15) days from receipt of a communication from the ICC by the two previously appointed arbitrators. If there are multiple parties, whether as claimants or respondents, the multiple claimants, jointly, and the multiple respondents, jointly, shall appoint one arbitrator within the time limits established in the Rules. If any arbitrator has not been appointed within the time limits specified herein and/or in the Rules, as applicable, such appointment shall be made by the ICC upon written request of any party within fifteen (15) days of such request. The Parties agree to waive the application of any provision of the Rules that limits the choice of arbitrators to the ICC list. If, at any time, a vacancy occurs in the Arbitral Tribunal, such vacancy shall be filled in the same manner and subject to the same requirements as provided for the original appointment. The Company shall be a party to the arbitration proceeding only to the extent it is required to implement the award to be rendered, but expressly waives its right to appoint an arbitrator.

9.10.5. Consolidation of Proceedings. If two or more disputes arise in connection with this Agreement and/or its Schedules and/or any related document, their resolution may occur through a single arbitration proceeding. Prior to the constitution of the Arbitral Tribunal, the ICC shall consolidate such disputes into a single arbitration proceeding in accordance with the Rules. After the constitution of the Arbitral Tribunal, in order to facilitate the resolution of related disputes, it may, at the request of any party, consolidate the arbitration proceeding with any other pending arbitration proceeding involving disputes arising out of this Agreement and/or any other transaction document. The Arbitral Tribunal shall consolidate the proceedings provided that (i) the proceedings involve the same parties; (ii) there are common issues of fact and/or law; and (iii) such consolidation does not result in prejudice due to undue delay in the resolution of disputes. The authority to determine consolidation and conduct the consolidated proceeding shall lie with the first constituted arbitral tribunal. The decision to consolidate shall be final and binding upon all parties involved.

9.10.6. Seat of Arbitration. The seat of arbitration shall be the City of São Paulo, State of São Paulo, Brazil, where the awards shall be rendered.

9.10.7. Language. The arbitration shall be conducted in Portuguese.

9.10.8. Binding Nature. The arbitral award shall be final, non-appealable and binding upon the Parties, including the Company, their successors and assigns, who agree to comply with it voluntarily and expressly waive any form of appeal, except to request from the Arbitral Tribunal the correction of clerical errors or clarification of ambiguity, doubt, contradiction or omission in the award, as provided in Article thirty (30) of the Arbitration Law, and, additionally, the good faith exercise of annulment proceedings under Article thirty-three (33) of the Arbitration Law. The arbitral award may be enforced in any court having jurisdiction over the Parties and their assets.

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9.10.9. Costs of Arbitration. Each party shall advance the costs and expenses it incurs during the arbitration, and the parties shall share equally those costs and expenses that cannot be attributed to any of them. The arbitral award shall allocate to the losing party, or to both parties in proportion to the extent their claims are not upheld, the final responsibility for the costs of the proceeding, including court-awarded attorneys’ fees and reasonable expenses deemed appropriate by the Arbitral Tribunal, excluding reimbursement of contractual attorneys’ fees.

9.10.10. Exceptional Jurisdiction. The Parties acknowledge and agree that arbitration is the exclusive means of resolving any Disputes arising out of or in connection with this Agreement and/or its Schedules and/or related thereto. Without prejudice to the validity of this arbitration clause, the Parties may seek judicial assistance, if and when necessary, solely for the purposes of: (a) enforcing obligations subject to immediate judicial enforcement; (b) prior to the constitution of the Arbitral Tribunal, obtaining urgent or precautionary measures, including mandatory or specific relief, to protect rights and/or ensure that arbitration is initiated and/or to preserve the effectiveness of the arbitration; or (c) exercising, in good faith, annulment proceedings under Article thirty-three (33) of the Arbitration Law. For such purposes, the Parties elect the courts of the City of São Paulo, State of São Paulo, to the exclusion of any other. Once constituted, the Arbitral Tribunal may review, maintain or revoke any measures granted by the judiciary. The filing of any measure under this clause shall not constitute a waiver of the arbitration clause or of the jurisdiction of the Arbitral Tribunal.

9.10.11. Confidentiality of Arbitration. All documents and/or information exchanged between the Parties, including between any Party and the Arbitral Tribunal, shall be confidential. Unless otherwise expressly agreed in writing by the Parties or required by Law, the Parties, their respective representatives and Affiliates, the witnesses, the Arbitral Tribunal, the ICC and its secretariat agree to keep confidential the existence, content and all awards and decisions relating to the arbitration proceedings, together with all materials used therein and created for its purposes, as well as other documents produced by the other Party during the arbitration proceedings, except to the extent that (i) otherwise agreed in writing by the Parties; (ii) disclosure is required by Law; (iii) disclosure is required by a Governmental Authority or ordered by a court; (iv) such information becomes public through means not attributable to the Parties or their Affiliates; or (v) disclosure is necessary for a Party to seek judicial relief in the circumstances permitted under the Arbitration Law. Any dispute relating to confidentiality shall be finally resolved by the Arbitral Tribunal. The Parties further acknowledge that, for all legal purposes, this confidentiality obligation serves the purpose of Article 189, IV of the Brazilian Code of Civil Procedure.

9.11. Authorized Initialing. The Parties hereby authorize the persons identified below to initial, on their behalf, all pages of this Agreement and its Schedules:

Party	Name	Initial
Aguassanta Holdings
Company
BTG Vehicles
FIP Perfin Rally
New Holding

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